U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

February 10, 2016

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs,

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Novo Nordisk A/S has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on February 10, 2016.

Sincerely,

/s/ Lars Rebien Sørensen	/s/ Jesper Brandgaard
Lars Rebien Sørensen President and Chief Executive Officer	Jesper Brandgaard Executive Vice President and Chief Financial Officer

Novo Nordisk A/S	Novo Allé DK-2880 Bagsværd Denmark	Telephone: +45 4444 8888 Telefax: +45 4444 6626	Internet: novonordisk.com CVR Number: 24256790